Exhibit 99.1

                              FOR IMMEDIATE RELEASE

CONTACT
Leonard Osser, Chairman and CEO
Milestone Scientific Inc.
(973) 535-2717; (973) 535-2829 (Fax)
Web site: www.milesci.com

     MILESTONE SCIENTIFIC ANNOUNCES CLOSING OF $9.4 MILLION PUBLIC OFFERING

LIVINGSTON, NJ-- (BUSINESS WIRE)--February 23, 2004-- Milestone Scientific Inc. (AMEX: MS, MSE.U) today announced that it had received net proceeds, after underwriting discount and expense allowance, of $8,449,920 on today's closing of its recently effective public offering of 1,440,000 units. Each unit consists of two shares of common stock and one warrant to purchase an additional share of common stock at $4.89. Paulson Investment Company, Inc., as the representative of the underwriters, continues to hold a 45-day option to purchase up to 216,000 additional units from the Company for the purpose of covering over-allotments, if any.

The proceeds of the offering provide Milestone with the necessary funds, according to Leonard Osser, Chairman and Chief Executive Officer, to significantly expand its independent sales force and sales support staff, implement marketing and advertising campaigns directed at the dental market, support the launch of SafetyWand and support other expansion projects. In addition, the sale of units in the offering, together with the issuance of additional units at the same price in satisfaction of debt and other obligations, will increase our stockholders' equity, to a range of $7.3 to $7.6 million after giving effect to expected losses during the fourth quarter. Thus, our stockholder equity will exceed by at least $1.3 million the minimum stockholders' equity requirements of the American Stock Exchange for continued listing of our securities, all as shown on the attached proforma financial statement.

                        --------------------------------

Milestone Scientific is the developer, manufacturer and marketer of CompuMed(R) and CompuDent(R) computer controlled local anesthetic delivery systems. These systems comprise a microprocessor controlled drive unit as well as The Wand(R) handpiece, a single patient use product that is held in a pen-like manner for injections. In 2001, Milestone Scientific received broad United States patent protection on an enabling technology for computer controlled, pressure sensitive infusion, perfusion, suffusion and aspiration, which provides real time displays of pressures, fluid densities and flow rates, that advances the delivery and removal of a wide array of fluids. In 2002, Milestone Scientific received United States patent protection on a safety engineered sharps technology, which allows for fully automated true single-handed activation with needle anti-deflection and force-reduction capability. In 2003, Milestone received FDA Clearance to market SafetyWand(TM), which incorporates engineered sharps injury protection features to aid in the prevention of accidental needlesticks.

                              Milestone Scientific
                      Statement of Stockholders' Equity(1)
                              (Proforma as Adjusted
                              at December 31, 2003)
                                  (000 omitted)

                                                     Low Equity     High Equity
                                                    ------------   -------------
Common Stock                                               $10            $10
Preferred Stock                                              0              0
Additional paid-in capital                              52,457         52,457
Retained Earnings at September 30, 2003                (43,574)       (43,574)

      Estimated loss for the three months ended
            December 31, 2003 High and Low                (661)          (361)
Unearned compensation                                      (20)           (20)
Treasury stock                                            (912)          (912)
      Stockholders' equity, proforma
            as adjusted at December 31, 2003            $7,300         $7,600

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1)    The Proforma as adjusted statement of stockholders' equity takes into account the receipt of $9,388,800 gross proceeds from our February 17,2004 public offering less underwriting discounts and commissions and other estimated offering expenses. It also reflects the following events occurring after September 30, 2003:

      o The issuance of additional 94,327 shares of common stock to the various noteholders mentioned above, as consideration for previously extending the maturity date on the notes, out of which 13,526 common shares were issued to Leonard Osser, our Chairman and Chief Executive Officer;

      o The issuance of 102,195 shares of common stock to vendors in payment of outstanding trade payables in the amount of approximately $503,000;

      o The issuance of 2,333 shares of common stock upon the exercise of options for an aggregate exercise price of $7,750;

      o The payment of $50,000 of outstanding debt due to the Chairman and Chief Executive Officer.

      o The issuance of 39,613 shares of common stock for a consideration, net of commissions and closing costs, of $217,485 under an equity put agreement;

      o The issuance of 16,667 shares of common stock to Leonard Osser, our Chairman and Chief Executive Officer, upon the exercise of options for an aggregate exercise price of $50,000;

      o The issuance of 25,365 preferred shares in payment of $25,365 of outstanding debt, including principal and interest to a non-affiliate noteholder;

      o The issuance, as of February 17, 2004, of 246,044 units, in payment of $1,604,204 of debt, including interest, to Leonard Osser, our Chairman and Chief Executive Officer and to a major stockholder;

      o The issuance, as of February 17, 2004, of 58,896 units, in payment of $384,000 of accrued compensation to Leonard Osser, our Chairman and Chief Executive Officer; and

      o The expected issuance, as of March 4, 2004 of 30,675 units in payment of $200,000 of accrued liabilities for legal services.

This release contains "forward looking statements" based on current expectations, including expectations for the results of operations for the fourth quarter of 2003 which have not yet been audited, but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. The Company's plans and objectives are based on assumptions involving judgments with respect to economic, competitive and market conditions, and business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Therefore, there can be no assurance that the forward-looking statements will prove to be accurate.


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                  220 South Orange Avenue, Livingston, NJ 07039
                     o Tel: 973.535.2717 o Fax: 973.535.2829
                                 www.MileSci.com